EMPLOYMENT SEPARATION AGREEMENT

Golden Phoenix Minerals, Inc., a Nevada corporation (the "Company") and Donald R. Prahl, an individual (the "Employee"), agree as follows, as of the 28th day of July 2009:

          1.        Employment. Pursuant to a written employment agreement between the Company and Employee dated August 14, 2006, as amended by that certain Addendum to Employment Agreement dated January 31, 2007, the Company has employed the Employee as its Chief Operating Officer effective as of January 31, 2007 (collectively, the “Employment Agreement”). The Company and the Employee now desire to terminate the Employment Agreement by mutual agreement, effective the end of the workday, July 28, 2009 (“Termination Date”). The Company and the Employee hereby agree to mutually terminate the Employment Agreement and sever their employment relationship pursuant to the terms and conditions set forth in this Employment Separation Agreement ("Separation Agreement").

          2.        Resignation. The Employee shall cease functioning in the position of Chief Operating Officer for the Company, and in any other position that he may hold or be construed to hold with the Company or its affiliates, and shall cease to be an employee for the Company and its affiliates, effective on the Termination Date. As of the Termination Date, the Employee hereby tenders resignation, without cause, as the Company’s Chief Operating Officer and as any other position that the Employee may hold, or may be construed to hold with the Company or its affiliates, effective as of the Termination Date.

          3.        Payments. All payments of every description in this Section 3 shall be subject to the customary withholding tax and other employment taxes as required with respect to compensation paid to the Employee.

                      3.1.     Expenses. The Company shall pay the Employee $655.40, which represents those expenses incurred by Employee in connection with his employment with the Company and for which Employee has previously requested reimbursement and provided appropriate documentation. Such amount shall be paid to Employee by the Company as soon as reasonably practicable out of available funds, with any remaining balance to be paid in conjunction with those sums due under Section 3.2(b).

                      3.2.     Severance. The Company shall pay the Employee an amount equivalent to one (1) year of his current base salary of $125,000.00 as severance pay (“Severance Pay”) as set forth below; Employee acknowledges and agrees that the Company is not obligated to provide any further severance in accordance with paragraph 4.5 or any other section of the Employment Agreement:

                                  a.        The Company shall immediately convert $85,000.00 of the Severance Pay into 4,341,164 restricted shares of the Company’s common stock, par value $0.001 per share (the “Shares”), which share total is determined based on a 20% discount to the

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trailing 20-day volume weighted average closing price of the Company’s common stock for the 20 days prior to the Termination Date as quoted by the OTC Bulletin Board ($0.01958).

                                  b.        The Company shall pay the Employee the remaining $40,000.00 of the Severance Pay in cash immediately upon the closing of a joint venture transaction involving the Company’s Mineral Ridge mining property. The Company will also pay any remaining balance of the expenses set forth in Section 3.1 simultaneously with the payment of the funds outlined in this Section 3.2(b).

                                  c.        The $18,000.00 previously advanced to the Employee shall be credited against his invoice and shall constitute payment in full for any and all fees owed for consulting services for the period from November 2008 through July 2009.

3.3.     Stock Option Grants. Any unvested portion of the Employee’s stock options outstanding as of the Termination Date shall vest immediately upon the Termination Date, and shall otherwise be subject to the provisions and terms thereof.

           4.        Release of Liability. The Employee acknowledges that he enters this Separation Agreement freely and voluntarily, and agrees as follows:

                      4.1.     Title VII Claims. The Employee acknowledges that Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disabilities Act, as amended, the Age Discrimination in Employment Act of 1967, the Vietnam Era Veterans Readjustments Assistance Act of 1974, the Federal Family and Medical Leave Act of 1993, as amended, and other state and local laws provide the right to an employee to bring charges, claims or complaints against an employer if the employee believes he has been discriminated against on a number of bases, including but not limited to race, ancestry, color, religion, sex, marital status, national origin, age, status as a veteran of the Vietnam era, request or need for family or medical leave, physical or mental disability, medical condition or sexual preference. The Employee, with full understanding of the rights afforded him under these and other federal, state and local laws, agrees that he will not file, or cause to be filed against the Company, any charges, complaints, or actions based on any alleged violation of these federal, state and local laws, or any successor or replacement federal or state laws. The Employee hereby waives any right to assert a claim for relief available under these federal, state and local laws including, but not limited to, back pay, attorneys' fees, damages, reinstatement, or injunctive relief, which the Employee may otherwise recover based on any alleged violation of these federal, state and local laws, or any successor or replacement federal, state or local laws.

          4.2.     Release of Claims. In exchange for the promises and covenants set forth herein, the Employee hereby releases, acquits, and forever discharges the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, attorneys, shareholders, partners, successors, assigns, affiliates, customers, and clients of and from any and all claims liabilities, demands, causes of action, costs, expenses, attorneys' fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (“Claims”), (including but not

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limited to any federal, state or local law or cause of action including, but not limited to, the National Labor Relations Act, Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Americans With Disability Act, as amended, the Federal Family and Medical Leave Act of 1993, as amended, the Vietnam Era Veterans Readjustment Assistance Act of 1974, and state and local laws, any allegation of wrongful termination and any claim arising out of the Constitution of the State of Nevada; contract law; wrongful discharge; discrimination; harassment; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing), but only to the extent that such Claims directly or indirectly arise out of or are in any way connected with: (a) the Company’s employment of the Employee, (b) the termination of that employment, (c) the Company’s performance of its obligations as the Employee’s former employer; (d) claims or demands related to salary, bonuses, commissions, or (e) vacation pay, fringe benefits, expense reimbursements, severance pay, or any form of compensation. The Employee agrees to indemnify and hold the Company and its shareholders, directors, officers, agents and employees harmless from any liabilities, debts, demands, causes of action, injuries, costs, attorneys' fees or damages of any kind arising out of the Employee’s action or inactions, whether negligent or otherwise, with respect to, or in connection with the Severance Agreement and the Employment Agreement.

          4.3.     ADEA Waiver. Employee acknowledges that he is knowingly and voluntarily waiving and releasing any rights Employee may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”). Employee also acknowledges that the consideration set forth in Section 3 given for the waiver and release pursuant to this Agreement is in addition to anything of value to which Employee was already entitled. Employee further acknowledges that he has been advised by this Agreement in writing, as required by the ADEA, that:

                      a.        his waiver and release does not apply to any rights or claims that may arise after the execution date of this Agreement;

                      b.        he has the right to consult with an attorney prior to executing this Agreement;

                      c.        he has twenty-one (21) days to consider this Agreement (although Employee may choose to waive this provision by voluntarily executing this Agreement earlier);

                      d.        he has seven (7) days following the execution of this Agreement to revoke the Agreement; and

                      e.        this Agreement will not be effective until the date upon which the revocation period has expired, which will be the eighth (8th) day after this Agreement is executed by both parties.

          5.        Confidential Information. The Employee acknowledges that during the course of his duties with the Company, he handled confidential information of the Company and its affiliates. The Employee agrees he will retain in the strictest confidence all confidential matters

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which relate to the Company or its affiliates, including, without limitation, pricing lists, business plans, financial projections and reports, business strategies, internal operating procedures and other confidential business information from which the Company derives an economic or competitive advantage or from which the Company might derive such advantage in its business, whether or not labeled "secret" or "confidential," and not to disclose directly or indirectly or use by him in any way, either during the term of this Separation Agreement or at any time thereafter except as permitted by law.

          6.        Trade Secrets. The Employee shall not disclose to any others or take or use for the Employee's own purposes or purposes of any others at any time, any of the Company's trade secrets, including without limitation, confidential information; customer lists; information concerning current or any future and proposed work, services or products; the fact that any such work, services or products are planned, under consideration, or in production, as well as any description thereof, computer programs or computer software. The Employee agrees that these restrictions shall also apply to (i) trade secrets belonging to third parties in the Company's possession and (ii) trade secrets conceived, originated, discovered or developed by the Employee during the term of his employment.

          7.        Inventions; Ownership Rights. The Employee agrees that all ideas, techniques, inventions, systems, formulas, discoveries, technical information, programs, prototypes and similar developments ("Developments") developed, created, discovered, made, written or obtained by him in the course of or as a result, directly or indirectly, of performance of his duties to the Company, and all related industrial property, copyrights, patent rights, trade secrets and other forms of protection thereof, shall be and remain the property of the Company. The Employee agrees to execute or cause to be executed such assignments and applications, registrations and other documents and to take such other action as may be requested by the Company to enable the Company to protect its rights to any such Developments.

          8.        No Disparagement of the Company or Employee. TheEmployee agrees that he will not make any statements which are or may appear derogatory about or disparaging to the Company or any of its agents, officers, directors or other employees, except as may be required by court order or applicable law.

          9.        Non-Interference; No Solicitation. The Employee agrees not to interfere with any of the Company's contractual obligations with others. Furthermore, the Employee agrees during a period of eighteen (18) months commencing on the Termination Date, the Employee agrees to not, without the Company's express written consent, on his behalf or on behalf of another: (i) contact or solicit the business of any client, customer, creditor or licensee of the Company, (ii) hire employees of the Company, other than clerical employees, or (iii) solicit the business of any client, customer or licensee of the Company. The Employee acknowledges that this section 9 is a reasonable and necessary measure designed to protect the proprietary information of the Company.

          10.      Return Company Property. The Employee agrees that he will promptly, within two (2) business days, return to the Company, all the Company's or its affiliates' memoranda,

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notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (including extracts and copies thereof) relating to the Company or its affiliates, and all other property of the Company.

          11.      Actions Contrary to Law. Nothing contained in this Separation Agreement shall be construed to require the commission of any act contrary to law, and whenever there is any conflict between any provision of this Separation Agreement and any statute, law, ordinance, or regulation, contrary to which the parties have no legal right to contract, then the latter shall prevail; but in such event, the provisions of this Separation Agreement so affected shall be curtailed and limited only to the extent necessary to bring it within legal requirements.

12.	Miscellaneous.

          12.1.    Notices. All notices to be given by either party to the other shall be in writing and may be transmitted by personal delivery, facsimile transmission, overnight courier or mail, registered or certified, postage prepaid with return receipt requested; provided, however, that notices of change of address or facsimile number shall be effective only upon actual receipt by the other party. Notices shall be delivered at the following addresses, unless changed as provided for herein:

To the Employee:	Donald R. Prahl 5301 Williams Road Silver Bay, MN 55614
To the Company:	Board of Directors Golden Phoenix Minerals, Inc. 1675 East Prater Way, Suite 102 Sparks, Nevada 89434 Fax: 775-853-5010

          12.2.   Entire Agreement. This Separation Agreement supersedes any and all agreements, either oral or written, between the parties hereto with respect to its subject matter, including, but not limited to, the Employment Agreement. Each party to this Separation Agreement acknowledges that no representation, inducements, promises, or agreements, orally or otherwise, have been made by any party or anyone acting on behalf of any party, which are not embodied herein, and that no other agreement, statement, or promise not contained in this Separation Agreement shall be valid or binding. Any modification of this Separation Agreement will be effective only if it is in writing and signed by both parties.

          12.3.   Governing Law. This Separation Agreement shall be governed by and construed in accordance with the laws of the State of Nevada.

          12.4.   Jurisdiction and Venue. The parties hereby consent to the exclusive jurisdiction of the state and federal courts sitting in Nevada with the sole and exclusive venue of Washoe County in any action on a claim arising out of, under or in connection with this

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Separation Agreement or the transactions contemplated by this Separation Agreement, provided such claim is not required to be arbitrated pursuant to Section 12.5. The parties further agree that personal jurisdiction over them may be effected by notice as provided in Section 12.1, and that when so made shall be as if served upon them personally within the State of Nevada.

          12.5    Arbitration. Any controversy, dispute or claim arising out of or relating to this Separation Agreement or the Employment Agreement terminated by this Separation Agreement, performance hereunder or breach thereof, which cannot be amicably settled, shall be settled by arbitration conducted in Washoe County unless some other location is mutually agreed to in a writing signed by both parties. Said arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association at a time and place within the above-referenced location as selected by the arbitrator(s).

a.        Initiation of Arbitration. After seven (7) calendar days prior written notice to the other, either party hereto may formally initiate arbitration under this Separation Agreement by filing a written request therefore, and paying the appropriate filing fees, if any.

b.        Hearing and Determination Dates. The hearing before the arbitrator shall occur within thirty (30) calendar days from the date the matter is submitted to arbitration. Further, a determination by the arbitrator shall be made within forty-five (45) calendar days from the date the matter is submitted to arbitration. Thereafter, the arbitrator shall have fifteen (15) calendar days to provide the parties with his decision in writing. However, any failure to meet the deadlines in this paragraph will not affect the validity of any decision or award. The arbitrator’s written decision shall summarize the issues and resolution of the controversy, and the decision shall be based solely upon the law governing the claims and defenses pleaded by the parties. The arbitrator shall have the authority to award any relief available in a court of law.

c.        Binding Nature of Decision. The written reasoned decision of the arbitrator shall be binding on the parties without the right to any writ of review, appeal, or court review thereof.. Judgment thereon shall be entered in a court of competent jurisdiction.

d.        Injunctive Actions. Nothing herein contained shall bar the right of either party to seek to obtain injunctive relief or other provisional remedies against threatened or actual conduct that will cause loss or damages under the usual equity rules including the applicable rules for obtaining preliminary injunctions and other provisional remedies.

e.        Fees and Costs. The cost of arbitration, including the fees of the arbitrator, shall initially be borne by the Company; provided, the prevailing party (as determined by the arbitrator) shall be entitled to recover all such costs allowed by law, in addition to attorneys’ fees and other costs, in accordance with Section 12.6 of this Separation Agreement.

          12.6.   Attorneys' Fees. In the event of any litigation, arbitration, or other proceeding arising out of this Separation Agreement, or the parties’ performance as outlined

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herein, the prevailing party shall be entitled to an award of costs, including an award of reasonable attorneys’ fees. Any judgment, order, or award entered in any such proceeding shall designate a specific sum as such an award of attorneys’ fees and costs incurred. This attorneys’ fee provision is intended to be severable from the other provisions of this Separation Agreement, shall survive any judgment or order entered in any proceeding and shall not be deemed merged into any such judgment or order, so that such further fees and costs as may be incurred in the enforcement of an award or judgment or in defending it on appeal shall likewise be recoverable by further order of a court or panel or in a separate action as may be appropriate.

          12.7.    Amendment, Waiver. No amendment or variation of the terms of this Separation Agreement shall be valid unless made in writing and signed by the Employee and the Company. A waiver of any term or condition of this Separation Agreement shall not be construed as a general waiver by the Company. Failure of either the Employee or the Company to enforce any provision or provisions of this Separation Agreement shall not waive any enforcement of any continuing breach of the same provision or provisions or any breach of any provision or provisions of this Separation Agreement.

          12.8.    Ambiguities. This Separation Agreement shall not be subject to the rule that any ambiguities in the contract are to be interpreted against the drafter of the Separation Agreement.

          12.9.    Counterparts. This Separation Agreement may be signed in one or more counterparts (by facsimile or otherwise), all of which shall be treated as one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Separation Agreement as of the date first hereinabove written.

THE EMPLOYEE
Date: July 28, 2009	By: /s/ Donald R. Prahl Donald R. Prahl
THE COMPANY
Date: July 28, 2009	Golden Phoenix Minerals, Inc. By: /s/ David A. Caldwell David A. Caldwell, Chief Executive Officer

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